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                                                                    EXHIBIT 23.6

                         CONSENT OF FINANCIAL ADVISOR


We hereby consent to the discussion relative to our opinion delivered to the Board of Directors of HCB Bancorp in connection with its proposed merger with First Capital, Inc. in the Joint Proxy Statement-Prospectus included under the heading "Opinion of HCB Bancorp's Financial Advisor," to the references to our firm in such Proxy Statement-Prospectus and to the inclusion of such opinion as an appendix to the Proxy Statement and Prospectus.



                              /s/ Tom P. Smith
                              Tom P. Smith
                              Consultant
                              Young & Associates, Inc.


Kent, Ohio
September 9, 1999